UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SCOTT’S LIQUID GOLD-INC.

(Exact name of registrant as specified in its charter)

COLORADO	84-0920811
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

4880 Havana Street

Denver, Colorado 80239

(Address of Principal Executive Offices)

2005 STOCK INCENTIVE PLAN

(Full title of the plan)

Brian L. Boberick

Treasurer and Chief Financial Officer

Scott’s Liquid Gold-Inc.

4880 Havana Street

Denver, Colorado 80239

(Name and address of agent for service)

(303) 373-4860

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.10 per share, to be issued under the above-captioned plan	1,500,000	$0.31	$465,000	$53.99

(1)	Represents an increase in the number of shares of common stock, par value $0.10 per share (“Common Stock”), of the Registrant available for issuance under the 2005 Stock Incentive Plan from 1,500,000 to 3,000,000. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock of the Registrant as may be offered or issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.
(2)	This estimate is made pursuant to Rule 457 under the Securities Act, solely for purposes of calculating the registration fee, on the basis of the last reported sale price ($0.31) of the Registrant’s Common Stock as reported on the OTC Bulletin Board on August 15, 2011.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers 1,500,000 additional shares of the Common Stock of Scott’s Liquid Gold- Inc. (the “Company” or the “Registrant”) for issuance pursuant to the 2005 Stock Incentive Plan, as amended (the “Plan”). The securities subject to this Registration Statement are of the same class for which the Registrant previously filed a Registration Statement on Form S-8 under the Securities Act. Accordingly, the contents of the Registrant’s Registration Statements on Form S-8, File Nos. 333-126028 and 333-156191, as filed with the Securities and Exchange Commission (the “Commission”) on June 22, 2005 and December 16, 2008, respectively, are hereby incorporated by reference pursuant to General Instruction E to Form S-8. After giving effect to this Registration Statement, an aggregate of 3,000,000 shares of the Registrant’s Common Stock have been registered for issuance pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information. *

* The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which were filed by the Registrant with the SEC, are incorporated herein by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2011;

•	Current Reports on Form 8-K filed February 4, 2011, February 22, 2011, May 9, 2011, May 18, 2011, May 24, 2011, and July 19, 2011; and

•

the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on November 5, 1999 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents. The Registrant is not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Colorado Business Corporation Act

Section 7-108-402 of the Colorado Business Corporation Act provides, generally, that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. The articles of incorporation may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which the provision becomes effective.

Section 7-109-103 of the Colorado Business Corporation Act provides that a Colorado corporation must indemnify a person (i) who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation’s request as a director, officer, agent, associate, employee, fiduciary, manager, member, partner, promoter, trustee of, or similar position with, another corporation or other entity or of any employee benefit plan (a “Director”) or officer of the corporation and (ii) who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a “Proceeding”), in which the Director was a party, against reasonable expenses incurred by him or her in connection with the Proceeding, unless such indemnity is limited by the corporation’s articles of incorporation.

Section 7-109-102 of the Colorado Business Corporation Act provides, generally, that a Colorado corporation may indemnify a person made a party to a Proceeding because the person is or was a Director, against any obligation incurred with respect to a Proceeding, to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the Director conducted himself or herself in good faith and the Director reasonably believed, in the case of conduct in an official capacity with the corporation, that the Director’s conduct was in the corporation’s best interests and, in all other cases, the Director’s conduct was at least not opposed to the corporation’s best interests and, with respect to any criminal proceedings, the Director had no reasonable cause to believe that his or her conduct was unlawful. A corporation may not indemnify a Director in connection with (i) a Proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation, or (ii) any Proceeding charging the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he derived an improper personal benefit.

Section 7-109-105 of the Colorado Business Corporation Act authorizes a court of competent jurisdiction to order indemnification if it determines that the Director is (i) entitled to mandatory indemnification under Section 7-109-103 (in which case the court also shall order the Colorado corporation to pay the Director’s reasonable expenses incurred to obtain court-ordered indemnification) or (ii) fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the Director (a) met the standard of conduct under Section 7-109-102, or (b) was adjudged liable in an action by or in the right of the Registrant or on the basis that he derived an improper personal benefit (except that the indemnification in the circumstances described by (ii)(b) is limited to the reasonable expenses incurred in connection with the Proceeding and reasonable expenses incurred to obtain court-ordered indemnification).

Under Section 7-109-107 of the Colorado Business Corporation Act, unless otherwise provided in its articles of incorporation, a Colorado corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify such a person who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

Section 7-109-104 of the Colorado Business Corporation Act authorizes a Colorado corporation to pay expenses incurred in defending a Proceeding in advance of the final disposition of the Proceeding if (i) the Director, officer, employee, fiduciary or agent

(a) furnishes to the corporation a written affirmation of such person’s good faith belief that he or she has met the standard of conduct described in Section 7-109-102, and (b) undertakes in writing to repay the amount if it is a ultimately determined that such person did not meet the statutory standards of conduct; and (ii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the Colorado Business Corporation Act.

Section 7-109-106 of the Colorado Business Corporation Act provides that the determination that a Director or other person is entitled to indemnification or advancement of expenses under the Act is to be made by (i) the board of directors by a majority vote of those present at a meeting at which a quorum is present (and only those directors not parties to the Proceeding shall be counted in satisfying the quorum), (ii) if a quorum cannot be obtained, by a majority vote of a committee of the board, which shall consist of two or more directors not parties to the Proceeding (except that directors who are parties to the Proceeding may participate in the designation of the directors for the committee) or (iii) by the corporation’s shareholders. With respect to clauses (i) and (ii), if a quorum of the board cannot be obtained and a committee cannot be established (or even if quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs), the determination required to be made under the Act must be made (a) by independent legal counsel selected by a vote of the board or committee constituted in the manner contemplated in the preceding sentence or if a quorum cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors or (b) by the shareholders. Authorization of indemnification and advancement of expenses must be made in the same manner as the determination that indemnification or advancement of expenses is permissible; except that, if the determination that indemnification or advancement of expenses is permissible is made by independent legal counsel, authorization of indemnification and advancement of expenses is to be made by the body that selected such counsel.

Bylaws and Indemnification Agreements

The Registrant’s Bylaws provide that the Registrant shall, to the extent permitted by the CBCA and any other applicable law, indemnify its directors and officers in connection with any action, suit or proceeding to which the director or officer may be a part by reason of being or having been a director or officer of the Registrant. Additionally, the Registrant has entered into Indemnification Agreements with it directors and officers which provide that the Registrant will indemnify the director and/or officer to the fullest extent permitted by the CBCA.

The Registrant also maintains directors’ and officers’ liability insurance. The specific terms and provisions of the insurance policies limit such coverage.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a list of exhibits filed as part of this Registration Statement and incorporated herein:

Exhibit No.	Exhibit Description

4.1	Restated Articles of Incorporation, as amended and restated through May 1, 1996, incorporated by reference to Exhibit 3.1 of our Annual Report on Form 10-KSB for the year ended December 31, 2007.

4.2	Amended and Restated Bylaws, as amended and restated through July 13, 2011, incorporated by reference to Exhibit 99.1 of our Current Report on Form 8-K filed with the Commission on July 19, 2011 (File No. 001-13458).

4.3	The Scott’s Liquid Gold-Inc. 2005 Stock Incentive Plan, as amended and restated through , incorporated by reference to Exhibit 4.3 of our Registration Statement on Form S-8 filed with the Commission on December 16, 2008 (File No. 333-156191).

4.4	The Amendment to the Scott’s Liquid Gold-Inc. 2005 Stock Incentive Plan, incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed with the Commission on May 24, 2011 (File No. 001-13458).

4.5	The Amendment to the Scott’s Liquid Gold-Inc. 2005 Stock Incentive Plan, incorporated by reference to Exhibit 10.2 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed with the Commission on August 12, 2011 (File No. 001-13458).

4.6	The Form of Incentive Stock Agreement, incorporated by reference to Exhibit 4.4 of our Registration Statement on Form S-8 filed with the Commission on June 22, 2005 (File No. 333-126028).

4.7	The Form of Restricted Stock Award Agreement, incorporated by reference to Exhibit 4.4 of our Registration Statement on Form S-8 filed with the Commission on June 22, 2005 (File No. 333-126028).

5.1	Opinion of Holland & Hart LLP.

23.1	Consent of Holland & Hart LLP (contained in its opinion filed herewith as Exhibit 5.1).

23.2	Consent of Ehrhardt Keefe Steiner & Hottman PC, Independent Registered Accounting Firm.

24.1	Power of Attorney (included on the signature page to this registration statement).

Item 9. Undertakings.

(1) The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed in its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 19th day of August, 2011.

SCOTT’S LIQUID GOLD-INC.,
a Colorado corporation

By:	/s/ Mark E. Goldstein
Mark E. Goldstein, President and Chief
Executive Officer
Principal Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark E. Goldstein as his or her true and lawful attorney-in-fact and agent, with full power to act alone, with full powers of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, with full power to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Date	Name and Title	Signature

August 19, 2011	Mark E. Goldstein,	/s/ Mark E. Goldstein
	Director,	Mark E. Goldstein
President and Chief
Executive Officer

August 19, 2011	Jeffrey R. Hinkle,	/s/ Jeffrey R. Hinkle
	Director	Jeffrey R. Hinkle

August 19, 2011	Carl A. Bellini,	/s/ Carl A. Bellini
	Director	Carl A. Bellini

August 19, 2011	Dennis H. Field,	/s/ Dennis H. Field
	Director	Dennis H. Field

August 19, 2011	Jeffry B. Johnson,	/s/ Jeffry B. Johnson
	Director	Jeffry B. Johnson

August 19, 2011	Gerald J. Laber,	/s/ Gerald J. Laber
	Director	Gerald J. Laber

August 19, 2011	Philip Neri	/s/ Philip Neri
	Director	Philip Neri

August 19, 2011	Brian L. Boberick,	/s/ Brian L. Boberick
	Treasurer and Chief	Brian L. Boberick
Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Exhibit Description

4.1	Restated Articles of Incorporation, as amended and restated through May 1, 1996, incorporated by reference to Exhibit 3.1 of our Annual Report on Form 10-KSB for the year ended December 31, 2007.

4.2	Amended and Restated Bylaws, as amended and restated through July 13, 2011, incorporated by reference to Exhibit 99.1 of our Current Report on Form 8-K filed with the Commission on July 19, 2011 (File No. 001-13458).

4.3	The Scott’s Liquid Gold-Inc. 2005 Stock Incentive Plan, incorporated by reference to Exhibit 4.3 of our Registration Statement on Form S-8 filed with the Commission on December 16, 2008 (File No. 333-156191).

4.4	The Amendment to the Scott’s Liquid Gold-Inc. 2005 Stock Incentive Plan, incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed with the Commission on May 24, 2011 (File No. 001-13458).

4.5	The Amendment to the Scott’s Liquid Gold-Inc. 2005 Stock Incentive Plan, incorporated by reference to Exhibit 10.2 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed with the Commission on August 12, 2011 (File No. 001-13458).

4.6	The Form of Incentive Stock Agreement, incorporated by reference to Exhibit 4.4 of our Registration Statement on Form S-8 filed with the Commission on June 22, 2005 (File No. 333-126028).

4.7	The Form of Restricted Stock Award Agreement, incorporated by reference to Exhibit 4.4 of our Registration Statement on Form S-8 filed with the Commission on June 22, 2005 (File No. 333-126028).

5.1	Opinion of Holland & Hart LLP.

23.1	Consent of Holland & Hart LLP (contained in its opinion filed herewith as Exhibit 5.1).

23.2	Consent of Ehrhardt Keefe Steiner & Hottman PC, Independent Registered Accounting Firm.

24.1	Power of Attorney (included on the signature page to this registration statement).